                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                          SunPower Corporation ("SPWR")
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    867652109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 25, 2006
--------------------------------------------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------                                            ------------------------------------------
CUSIP No. 867652109                                             13G                     Page  2           of     14    Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY           0
        OWNED
          BY
         EACH
      REPORTING
        PERSON
         WITH
                      ----- ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            820,840 (1) (see Item 4)
                      ----- ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                        0
                      ----- ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            820,840 (1) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           820,840 (1) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


           |_|
---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.2% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 867652109                                             13G                     Page  3           of     14    Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            820,840 (1) (see Item 4)
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                        0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            820,840 (1) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           820,840 (1) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


           |_|
---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.2% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 867652109                                             13G                     Page  4           of     14    Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Associates, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            715,000 (1) (see Item 4)
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            715,000 (1) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           715,000 (1) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


           |_|
---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.0% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 867652109                                             13G                     Page  5           of     14    Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investors, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            595,000 (1) (see Item 4)
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                        0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            595,000 (1) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           595,000 (1) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


           |_|
---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.7% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 867652109                                             13G                     Page  6           of     14    Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investments, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            595,000 (1) (see Item 4)
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            595,000 (1) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           595,000 (1) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


           |_|
---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.7% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 867652109                                             13G                     Page  7           of     14    Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            820,840 (1) (see Item 4)
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            820,840 (1) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           820,840 (1) (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


           |_|
---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.2% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1(A)                      NAME OF ISSUER:

                               SunPower Corporation

ITEM 1(B)                      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                               430 Indio Way
                               Sunnyvale, California 94085

ITEMS 2(A)                     NAME OF PERSON FILING:

                               This statement is filed by: (i) S.A.C.
                               Capital Advisors, LLC, ("SAC Capital
                               Advisors") with respect to shares of common
                               stock ("Shares") of the Issuer beneficially
                               owned by S.A.C. Capital Associates, LLC
                               ("SAC Capital Associates"), S.A.C.
                               MultiQuant Fund, LLC ("SAC MultiQuant"),
                               S.A.C. Select Fund, LLC ("SAC Select") and
                               CR Intrinsic Investments, LLC ("CR Intrinsic
                               Investments"); (ii) S.A.C. Capital
                               Management, LLC, ("SAC Capital Management")
                               with respect to Shares beneficially owned by
                               SAC Capital Associates, SAC MultiQuant, SAC
                               Select and CR Intrinsic Investments; (iii)
                               SAC Capital Associates with respect to
                               Shares beneficially owned by it and CR
                               Intrinsic Investments; (iv) CR Intrinsic
                               Investors, LLC ("CR Intrinsic Investors")
                               with respect to Shares beneficially owned by
                               CR Intrinsic Investments; (v) CR Intrinsic
                               Investments with respect to Shares
                               beneficially owned by it; and (vi) Steven A.
                               Cohen with respect to Shares beneficially
                               owned by SAC Capital Advisors, SAC Capital
                               Management, SAC Capital Associates, SAC
                               MultiQuant, SAC Select, CR Intrinsic
                               Investors and CR Intrinsic Investments.

ITEM 2(B)                      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                               The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022, (iii) SAC Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies and (iv) CR Intrinsic Investments is Box 174, Mitchell House, The Valley, Anguilla, BWI.

ITEM 2(C)                      CITIZENSHIP:

                               SAC Capital Advisors, SAC Capital Management and CR Intrinsic Investors are Delaware limited liability companies. SAC Capital Associates, and CR Intrinsic Investments are Anguillan limited liability companies. Mr. Cohen is a United States citizen.

ITEM 2(D)                      TITLE OF CLASS OF SECURITIES:

                               Class A Common Stock

ITEM 2(E)                      CUSIP NUMBER:

                               867652109

ITEM 3                         Not Applicable

ITEM 4                         OWNERSHIP:

                               For purposes of this filing, the Reporting
                               Persons have calculated the aggregate number of outstanding shares of the Issuer's Class A Common Stock as 8,906,652, based on the Form 8-K, dated January 26, 2005, which reported 8,830,000 then outstanding shares, and the prospectus of the Issuer, dated November 16, 2005, which reported an additional 76,652 shares outstanding.

                               As of the close of business on February 2, 2006:

                               1. S.A.C. Capital Advisors, LLC
                               (a) Amount beneficially owned: 820,840 (1)
                               (b) Percent of class: 9.2%
                               (c) (i) Sole power to vote or direct the vote:
                               -0-
                               (ii) Shared power to vote or direct the vote:
                               820,840 (1)
                               (iii) Sole power to dispose or direct the disposition: -0-
                               (iv) Shared power to dispose or direct the disposition: 820,840 (1)

                               2. S.A.C. Capital Management, LLC
                               (a) Amount beneficially owned: 820,840 (1)
                               (b) Percent of class: 9.2%
                               (c) (i) Sole power to vote or direct the vote:
                               -0-
                               (ii) Shared power to vote or direct the vote:
                               820,840 (1)
                               (iii) Sole power to dispose or direct the disposition: -0-
                               (iv) Shared power to dispose or direct the disposition: 820,840 (1)

                               3. S.A.C. Capital Associates, LLC
                               (a) Amount beneficially owned: 715,000 (1)
                               (b) Percent of class: 8.0%
                               (c) (i) Sole power to vote or direct the vote:
                               -0-
                               (ii) Shared power to vote or direct the vote:
                               715,000 (1)
                               (iii) Sole power to dispose or direct the disposition: -0-
                               (iv) Shared power to dispose or direct the disposition: 715,000 (1)

                               4. CR Intrinsic Investors, LLC
                               (a) Amount beneficially owned: 595,000 (1)
                               (b) Percent of class: 6.7%
                               (c) (i) Sole power to vote or direct the vote:
                               -0-
                               (ii) Shared power to vote or direct the vote:
                               595,000 (1)
                               (iii) Sole power to dispose or direct the disposition: -0-
                               (iv) Shared power to dispose or direct the disposition: 595,000 (1)

                               5. CR Intrinsic Investments, LLC
                               (a) Amount beneficially owned: 595,000 (1)
                               (b) Percent of class: 6.7%
                               (c) (i) Sole power to vote or direct the vote:
                               -0-
                               (ii) Shared power to vote or direct the vote:
                               595,000 (1)
                               (iii) Sole power to dispose or direct the disposition: -0-
                               (iv) Shared power to dispose or direct the disposition: 595,000 (1)

                               6.Steven A. Cohen
                               (a) Amount beneficially owned: 820,840 (1)
                               (b) Percent of class: 9.2%
                               (c) (i) Sole power to vote or direct the vote:
                               -0-
                               (ii) Shared power to vote or direct the vote:
                               820,840 (1)
                               (iii) Sole power to dispose or direct the disposition: -0-
                               (iv) Shared power to dispose or direct the disposition: 820,840 (1)

                               (1) The number of shares reported herein includes call options held by CR Intrinsic Investments on 500,000 Shares.


                               SAC Capital Advisors, SAC Capital
                               Management, CR Intrinsic Investors and Mr.
                               Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share investment and voting power with respect to the securities held by SAC Capital
                               Associates, SAC MultiQuant, SAC Select and
                               CR Intrinsic Investments. Pursuant to an investment management agreement, CR
                               Intrinsic Investors has investment and
                               voting power with respect to the securities held by CR Intrinsic Investments. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and CR Intrinsic
                               Investors. CR Intrinsic Investments is a wholly owned subsidiary of SAC Capital Associates. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 820,840 Shares (constituting approximately 9.2% of the Shares outstanding),
                               (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 595,500 Shares (constituting approximately 6.7% of the Shares outstanding), and (iii) SAC Capital Associates may be deemed to own beneficially 715,500 Shares (including shares held by CR Intrinsic Investments, and constituting approximately 8.0% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement, and SAC Associates disclaims beneficial ownership of any of the securities held by CR Intrinsic Investments.

ITEM 5                         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

ITEM 6                         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                               ANOTHER PERSON:

                               Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                               Not Applicable

ITEM 8                         IDENTIFICATION AND CLASSIFICATION OF MEMBERS
                               OF THE GROUP:

                               Not Applicable

ITEM 9                         NOTICE OF DISSOLUTION OF GROUP:

                               Not Applicable

ITEM 10                        CERTIFICATION:

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2006


S.A.C. CAPITAL ADVISORS, LLC


By:   /s/ Peter Nussbaum
   ----------------------------
Name: Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By:   /s/ Peter Nussbaum
   ----------------------------
Name: Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL ASSOCIATES, LLC


By:   /s/ Peter Nussbaum
   ----------------------------
Name: Peter Nussbaum
Title: Authorized Person


CR INTRINSIC INVESTORS, LLC


By:   /s/ Peter Nussbaum
   ----------------------------
Name: Peter Nussbaum
Title: Authorized Person


CR INTRINSIC INVESTMENTS, LLC


By:   /s/ Peter Nussbaum
   ----------------------------
Name: Peter Nussbaum
Title: Authorized Person

STEVEN A. COHEN


By:   /s/ Peter Nussbaum
   ----------------------------
Name: Peter Nussbaum
Title: Authorized Person